Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. DECLARES QUARTERLY DIVIDENDS

RESUMES STOCK REPURCHASE PROGRAM

CHICAGO, IL, February 22, 2021 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s common stock. This quarterly cash dividend will be payable on April 13, 2021 to common stockholders of record on March 26, 2021 and will represent the 153rd consecutive cash dividend paid by First Midwest since its inception in 1983.

In addition, the Board of Directors declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on the Company’s 7.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (NASDAQ: FMBIP) and Series C (NASDAQ: FMBIO). The dividends are payable on May 20, 2021 to stockholders of record as of the close of business on May 5, 2021.

The Company also announced today that it will resume purchases under its existing stock repurchase program, which was approved by the Board of Directors in February 2020 and which authorizes the repurchase of up to $200 million of the Company’s common stock. The resumption of the stock repurchase program allows the Company to continue to deliver on its commitment to create long-term shareholder value while remaining focused on helping its clients achieve financial success.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $14 billion of assets under management. First Midwest Bank and the Company’s other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin, northwest Indiana, eastern Iowa and other markets in the Midwest. Visit First Midwest at www.firstmidwest.com.

Investors:	Media:
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
708.831.7231	708.831.7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631